Exhibit 10.15

Execution Version

THIRD AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), dated August 2, 2020 (the “Effective Date”) is between Grosvenor Capital Management, L.P., an Illinois limited partnership (the “Employer”), Grosvenor Capital Management Holdings, LLLP, an Illinois limited liability limited partnership (the “Partnership”) and Michael J. Sacks (the “Employee”) (collectively, the “Parties”).

WHEREAS, the Employee is a party to that certain Second Amended and Restated Employment Agreement with the Employer, dated and effective as of October 5, 2017 (as amended, the “Existing Employment Agreement”), pursuant to which the Employee currently is employed by the Employer as its Chairman and Chief Executive Officer;

WHEREAS, pursuant to that certain Transaction Agreement that will be entered into between CF Finance Acquisition Corp., a Delaware corporation , the Partnership, and the other parties thereto pursuant to which CF Finance Acquisition Corp. or its successor by merger (the “Corporation”), directly or indirectly, including through a wholly-owned subsidiary (“Holdco”), a Delaware limited liability company, will acquire interests in the Partnership (the “Transaction Agreement”), among other things, upon the closing of the transactions contemplated by the Transaction Agreement (the “Closing”) (i) Holdco will acquire certain Common Units in the Partnership and (ii) an entity controlled by the Employee will acquire a majority of the outstanding voting power of the Corporation (the “Transaction”), provided, that, in the event the Transaction Agreement is not signed, then the provisions herein relating to the Corporation shall be null and void; and

WHEREAS, the Employee and the Employer now desire to amend and restate the Existing Employment Agreement on and after the Effective Date so that this Agreement shall thereafter govern the terms and conditions of the Employee’s continued employment by the Employer; and

WHEREAS, it is the intent of the Parties that the Employee’s rights and benefits during the Post-Employment Period (as defined below) shall be identical to those provided under the Existing Employment Agreement and, therefore, shall not be considered materially modified by this Agreement for purposes of, and shall continue to be exempted from the provisions of, Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) and Department of Treasury regulations and other interpretive guidance issued thereunder (together, “Section 409A”).

NOW, THEREFORE, it is hereby agreed as follows:

§1 EMPLOYMENT.

(a) The Employer hereby continues to employ the Employee, and the Employee hereby accepts continuation of such employment, upon the terms and subject to the conditions hereinafter set forth, effective on the Effective Date.

§2 TITLES AND DUTIES; PLACE OF EMPLOYMENT.

(a) Titles and Duties. During the Term (as defined below), the Employee shall serve as Chairman and Chief Executive Officer of the Employer, the Partnership and, subject to and effective upon the Closing, the Corporation. In such positions, the Employee shall have the responsibilities and duties associated and consistent with such positions and shall act only within the scope of authority granted. With respect to periods after the Closing, the Employee agrees to consult with the board of directors of the Corporation (the “Corporation Board”), on management succession planning and related matters as reasonably requested by the Corporation Board from time to time. During the Term, the Employee agrees to devote such time and efforts as are necessary to the performance of his duties hereunder. Notwithstanding anything to the contrary contained in this Agreement, including in this subsection 2(a), the Employee may engage in Permitted Activities (as defined in subsection 8(k)) whether prior to or following the Term. In addition, so long as such activities do not materially interfere with the Employee’s duties hereunder, result in a conflict of interest for the Employer and its business or a violation of any the Employer policies and codes of conduct, as the same may be in effect from time to time, or otherwise result in the breach of subsection 8(a) hereof, the Employee shall be permitted to (i) accept directorships, roles equivalent to that of a non-executive chairman and roles that do not involve day-to-day operational involvement in businesses and entities in which the Employee is permitted to invest under subsection 8(k) hereof, or (ii) engage and be actively involved in charitable, community, cultural, educational, civic, literary and artistic activities.

(b) Place of Employment. The Employee’s principal place of employment shall be in the metropolitan area of Chicago, Illinois.

§3 TERM; POST-EMPLOYMENT COOPERATION.

(a) Term. The Employee’s employment and related services under this Agreement shall be in effect from the Effective Date and continue until terminated pursuant to §5 hereof (the “Term”).

(b) Post-Employment Cooperation. For one year following the termination of the Employee’s employment hereunder (the “Post-Employment Period”), for any reason other than (i) the Employee’s death, (ii) the Employee becoming Disabled (as defined below in subsection 5(a)) or (iii) the termination of the Employee’s employment for Cause (as defined below in subsection 5(b)), the Employee shall be available to cooperate with the Employer from time to time, at reasonable times and on reasonable notice, concerning such matters with respect to the business of the Employer or the Employee’s previous activities and responsibilities with the Employer as the Employer may reasonably request, and to provide such other cooperation as described in subsection 8(n). It is the expectation of the parties that the cooperation requested of the Employee during the Post-Employment Period shall in all events be less than, and the Employee shall not be required to spend time cooperating during the Post-Employment Period in excess of twenty percent (20%) of the average level of bona fide time provided by the Employee hereunder during the thirty-six month period immediately preceding the termination of his employment.

§4 SALARY, BENEFITS AND EXPENSE REIMBURSEMENT.

(a) Salary. After January 1, 2020, the Employer shall pay the Employee a salary, which shall be at an annual rate of $3,700,000 multiplied by the Escalation Percentage for such calendar year. The Escalation Percentage for calendar year 2020 shall be one hundred percent (100%) and the Escalation Percentage for each subsequent calendar year shall be the Escalation Percentage in effect for calendar year 2020 (that is, 100%) multiplied by a fraction, the numerator of which is the Consumer Price Index – All Urban Consumers published by the United States Department of Labor/Bureau of Labor Statistics in effect on the first day of such subsequent calendar year, and the denominator of which is such Consumer Price Index as in effect on the first day of calendar year 2020. The salary shall be paid in the amounts and according to the formula described above provided Employee is serving as either Executive Chairman, Chairman, Chief Executive Officer or any combination thereof, and shall be paid in accordance with the Employer’s normal payroll practice, but no less frequently than monthly. The Employee shall not be entitled to any bonus during the Term, but nothing shall prohibit the Employer, the Partnership or, following the Closing, the Corporation from awarding the Employee a discretionary bonus from time to time.

(b) Benefits. The Employee shall be eligible, on at least as favorable a basis as any other member of senior management of the Employer, to participate in and receive benefits under all of the Employer’s employee benefit plans, programs or arrangements, in accordance with the terms of such plans, programs or arrangements, as in effect from time to time, including, for the avoidance of doubt, any carried interest, deferred compensation programs and long-term incentive award plan, including any plan providing for equity-based awards, established at any time by the Employer or its Affiliates (including, with respect to periods after the Closing, the Corporation). During the course of his employment hereunder, the Employee shall continue to be eligible to receive the perquisites provided to him as of immediately prior to the Effective Date, including (but not by way of limitation) a private office and services of a personal assistant as well as such additional perquisites as may be added from time to time. Any benefit or perquisites provided to the Employee and otherwise includible in the Employee’s taxable income shall not reduce or in any way offset the obligation of the Employer to pay the Employee’s salary pursuant to subsection 4(a) above.

(c) Reimbursement of Expenses.

(i) General Business Expenses. The Employee shall be entitled to reimbursement of all ordinary, necessary and convenient business expenses incurred by the Employee in connection with the performance of his duties hereunder. The Employee shall report such expenses on a regular basis and shall submit with each request for reimbursement adequate records and other documentary evidence as may be required by applicable state and federal tax laws governing the reimbursement of business expenses.

(ii) Non-Commercial Air Travel. Effective following the Closing, the Employer agrees, for non-commercial air travel for personal purposes, to either pay directly or reimburse the Employee for all costs of non-commercial air travel incurred by the Employee or parties identified by the Employee, whether provided by parties related to the Employee or by persons unrelated to the Employee, up to an aggregate maximum of $1,500,000 in any one calendar year (including the year of the Closing), multiplied by the Escalation Percentage. Employer agrees, for non-commercial air travel for business purposes of the Employer, to pay for all costs of non-commercial air travel incurred by the Employee, whether provided by parties related to the Employee or by persons unrelated to the Employee.

(d) Post-Employment Separation Payments.

(i) During the Post-Employment Period, the Employee shall be paid an amount equal to the product of twenty-five percent (25%) and the sum of the Employee’s salary as in effect at the time his employment terminates (the “Separation Payments”). Such payments shall be made in equal monthly installments commencing on the fifteenth day of the first month following the month in which the Employee’s employment terminates pursuant to §5 hereof, provided that in the event that the Employer reasonably believes that such payment may reasonably be treated as the payment of deferred compensation for purposes of Section 409A of the Code, payment shall not commence until the Employee has incurred a separation from service for purposes of Section 409A of the Code. The Employee shall not be an employee for any purpose during the Post-Employment Period and shall not be entitled to participate in any benefit plans, programs or arrangements of the Employer during such period, pursuant to subsections 4(b) or (c) above.

(ii) If the Employee is required to cooperate for more than forty (40) hours during any month during the Post-Employment Period, the Employee shall be paid a fee of $1,500.00 for each hour of service provided in such month in excess of forty (40) hours. Payment of such fee shall be made in the calendar month immediately following the month in which such services are performed.

(e) Existing Employment Agreement. Nothing in this Agreement shall affect the obligation of the Employer with respect to any amount earned or accrued by the Employee under the Existing Employment Agreement prior to the Effective Date.

§5 TERMINATION. The Employee’s employment hereunder and the Term shall terminate:

(a) Death or Disability. Upon the death of the Employee during his employment hereunder or, at the option of the Employer, in the event the Employee is Disabled (as defined below) upon written notice from the Employer specifying the date on which the Employee became Disabled. The Employee shall be deemed “Disabled” if a medical doctor selected by the Employer, and reasonably acceptable to the Employee, certifies that the Employee has for one hundred eighty (180) days, consecutive or non-consecutive, in any twelve (12) month period, been unable to perform the essential functions of his job with or without reasonable accommodation as a result of a physical or mental condition and such condition can reasonably be expected to continue for an indefinite period.

(b) For Cause. For purposes of this Agreement, a termination shall be for “Cause” if any one or more of the following has occurred:

(i) the Employee shall have been convicted by a court of competent jurisdiction (which conviction shall be final and all rights of appeal shall have been exhausted) of, or pleaded guilty or nolo contendere to, any felony (i) involving fraud against or embezzlement from the Employer or (ii) otherwise directly related to and arising out of the performance of the Employee’s duties under this Agreement that demonstrably and materially injures the Employer; or

(ii) the Employee shall have willfully or intentionally materially breached any one or more of the provisions of this Agreement (excluding §8) that demonstrably and materially injures the Employer and such breach shall have continued for a period of thirty (30) days after written notice to the Employee specifying such breach in reasonable detail.

(c) Resignation. Upon ninety (90) days’ written notice by the Employee to the Employer.

(d) Limitation. The Employer shall not have the right to terminate the Employee’s employment and related services during the Term except for Disability or for Cause as provided in subsections (a) and (b) of this §5; provided, that, following the Sunset Date (as such term is defined in the Stockholders’ Agreement, as such term is defined in the Transaction Agreement), the Employer shall have the right to terminate Employee’s employment and related services without Cause upon 90 days’ prior written notice. The proviso in the immediately preceding sentence shall have no force or effect until the consummation of the Closing (if the Closing is consummated at all).

§6 RIGHTS, REMEDIES AND OBLIGATIONS ON TERMINATION.

(a) Death or Disability. If the Term is terminated under subsection 5(a) hereof because of death or because the Employee becomes Disabled, the Employee (or his estate, as applicable) shall be paid compensation as described in subsection 4(a) hereof through the date of termination and for an additional period of one year after the date of termination of employment at the annual rate of salary set forth in subsection 4(a) above. Such payments shall be made in accordance with the Employer’s normal payroll practices.

(b) For Cause. If the Term is terminated under subsection 5(b) hereof for “Cause,” the Employee shall be paid compensation as described in subsection 4(a) hereof through the date of such termination of employment.

(c) Resignation. If the Term is terminated under subsection 5(c) hereof, the Employee shall be paid compensation as described in subsection 4(a) hereof through the date of termination of employment, and the Separation Payments described in subsection 4(d) hereof with respect to the Post-Employment Period.

(d) Termination without Cause. If, following the Sunset Date, the Term is terminated under subsection 5(d) hereof by the Employer without “Cause”, the Employee shall be paid compensation as described in subsection 4(a) hereof through the date of termination of employment, and the Separation Payments described in subsection 4(d) hereof with respect to the Post-Employment Period. This clause (d) shall have no force or effect until the consummation of the Closing occurs (if the Closing is consummated at all).

(e) Miscellaneous. Except as otherwise expressly set forth in this §6, the Employee shall not be entitled to any severance or other compensation from the Employer after termination whether in respect of the period before or after such termination or during or after the Post-Employment Period. The Employee’s right to be reimbursed expenses incurred prior to such termination shall survive such termination.

§7 CONFIDENTIAL INFORMATION.

(a) “Confidential Information.” “Confidential Information” as used herein shall mean all confidential and proprietary information of Employer, the Partnership and/or their respective Affiliates, which, for the avoidance of doubt, with respect to all periods after the Closing, shall include the Corporation and its Affiliates (each a “Grosvenor Party,” and collectively, the “GCM Group”), including, without limitation, confidential or proprietary information regarding the business affairs, operations, clients or prospective clients, client lists, fee and pricing policies, marketing materials, business strategies, portfolio selection, trading practices and policies, investment techniques, investment processes, investment advisory, technical, and research data, methods of operation, proprietary computer programs, sales, products, profits, costs, markets, key personnel (including the Employee), formulae, product applications, technical processes, trade secrets, Performance Records (as defined below), descriptive materials relating to any of the foregoing, and information provided to any Grosvenor Party by others which the Grosvenor Party is obligated to keep confidential, whether such information is in the memory of the Employee or is embodied in written, electronic, or other tangible form. For the avoidance of doubt, the Employee agrees that “Performance Records” means the financial performance, track record, investment decisions and analysis or any related information (whether alone or in aggregate or composite form) of (i) any current, former or future Investment Product (as defined below) or account managed or advised directly or indirectly by a GCM Group entity (a “GCM Grosvenor Fund”), irrespective of inception date, investment date or date on which a GCM Group entity began managing or advising any such GCM Grosvenor Fund, and (ii) any current, former or future investment made by a GCM Group entity, irrespective of the investment date of such investment.

(b) Restrictions on Use and Disclosure. The Employee recognizes and acknowledges that the Confidential Information constitutes valuable, special, and unique assets of the GCM Group because, among other reasons, such Confidential Information (i) has been developed at substantial expense and effort over a period of many years, (ii) constitutes a material competitive advantage for the Grosvenor Parties which is not known to the general public or competitors, (iii) could not be duplicated by others without extraordinary expense, effort and time, (iv) constitutes “trade secrets” as such term is used in the Illinois Trade Secrets Act (and counterpart statutes of other states where the Grosvenor Parties conduct business) or (v) is information of a private nature. The Employee shall not, either before or at any time after the termination of his employment for any reason or under any circumstance, use for the Employee’s benefit or disclose to or use for the benefit of any other Person (defined below), any Confidential Information for any reason or purpose whatsoever, directly or indirectly, except as may be required or otherwise appropriate in a Permitted Capacity (as defined in subsection 8(j)), unless and until such Confidential Information becomes public or generally available to Persons other than Employer or Affiliates of the Employer other than as a consequence of the breach by the Employee of his confidentiality obligations hereunder (after which such public or otherwise generally available information shall no longer be deemed to be “Confidential Information”). Notwithstanding the foregoing, if the Employee is in the opinion of counsel acceptable to Employer compelled by law to disclose Confidential Information or else stand liable for contempt or suffer other censure or penalty, the Employee may disclose such information, provided, however, that the Employee shall promptly notify Employer of such requirement so that Employer may seek a protective order. Nothing in this §7 or otherwise in this Agreement prohibits the Employee from reporting possible violations of applicable federal law or regulation to any governmental agency or entity, or making other disclosures that are protected under the whistleblower provisions of applicable federal law or regulation. The Employee does not need Employer’s prior authorization to make any such reports or disclosures, and the Employee is not required to notify Employer that the Employee has made such reports or disclosures. The parties expressly acknowledge that Performance Records are the exclusive property of Employer (even if they are otherwise publicly available), and the Employee is not authorized to use or disclose them for any reason other than the Employer’s legitimate business purposes.

(c) Return Information. Upon the termination of the Employee’s employment and all other Permitted Capacities, he shall cause to be delivered to the Employer all documents and data pertaining to the Confidential Information (whether maintained in electronic or tangible media) and shall not retain any documents or data of any kind or any reproductions (in whole or in part) or extracts of any items containing Confidential Information. The foregoing obligation shall not extend to Confidential Information that the Employee has the right to retain as a member or manager of Grosvenor Holdings, L.L.C.

(d) Permitted Activities. Notwithstanding anything to the contrary in subsections (a), (b) or (c) of this §7 or in §8, the Employee may use Confidential Information for the purpose of engaging in Permitted Activities (as defined below in subsection 8(k)) whether prior to or following termination of his employment. Subject to the aforesaid limitation, the Employee may retain documents and data after such termination for such purpose (and pursuant to a Permitted Capacity, if any) or in his capacity as a member or manager of Grosvenor Holdings, L.L.C.

(e) “Affiliate.” As used in this Agreement, “Affiliate” means with respect to a specified Person (i) any Person that directly or indirectly through one or more intermediaries controls, alone or through an affiliated group, is controlled by, or is under common control with such Person; (ii) any Person that is an officer, director, partner, or trustee of, or serves in a similar capacity with respect to, such Person or of which such Person is an officer, director, partner, or trustee, or with respect to which such Person serves in a similar capacity; (iii) any Person that, directly or indirectly, is the beneficial owner of ten percent (10%) or more of any class of equity securities of, or otherwise has a substantial beneficial interest in, the specified Person or of which the specified Person is directly or indirectly the owner of ten percent (10%) or more of any class of equity securities or in which the specified Person has a substantial beneficial interest; (iv) any spouse, descendant, parent, grandparent, or descendant of a parent or grandparent of the specified Person or of any Person identified in clauses (i) through (iii); and (v) any partnership, trust, or other entity or arrangement for the principal benefit of the specified Person and/or of any one or more Persons identified in clauses (i) through (iv).

§8 NON-COMPETITION AND OTHER PROTECTIVE COVENANTS. The Employee acknowledges that (i) Employer, by and through its subsidiaries and affiliated companies, conducts business throughout the world, (ii) Employer has a vital and continuing interest in protecting that business, including without limitation, its existing and prospective relationships with clients and with investment funds in which any Grosvenor Party or investment funds managed by any of them invest, its marketing agents, and its officers, employees, and consultants (“Employer’s Interests”), (iii) the covenants contained in this §8 are reasonably necessary to protect Employer’s Interests, including, but not limited to, those identified above, and (iv) the restrictions and other provisions hereafter set forth in this §8 are reasonable and necessary in all respects including, without limitation, duration, geographic reach, and scope of activities covered, to provide such protection of Employer’s Interests. The Employee further acknowledges and represents that the compensation, benefits, expense reimbursement and Post-Employment Separation Payments provided by Employer under §4 adequately compensate the Employee for any potential employment opportunities he may forego as a result of his compliance with the protective covenants contained in this §8, that such payments will enable him to provide for the needs and wants of his family without violating such restrictions, and that the truth of the foregoing representations is a material condition to his employment by Employer. Accordingly, in special consideration of the promises and covenants given to the Employee under this Agreement, including, without limitation, the Employee’s entitlement to participate in any carried interest, deferred compensation or long-term incentive programs established at any time by the Employer or its Affiliates (including, with respect to periods after the Closing, the Corporation), pursuant to subsection 4(b) and, effective upon and following the Closing, Employee’s positions with the Corporation, and other consideration deliverable directly or indirectly to the Employee and his Affiliates in connection with the Transaction, the Employee agrees to be bound by and to faithfully observe the restrictions and covenants set forth hereafter in this §8 and further agrees that he will not do or attempt to do indirectly, through any other Person, or by any other manner, means, or artifice, anything which this §8 prohibits him from doing directly.

(a) Investment Management or Advisory Services. The Employee shall not, directly or indirectly (except in a Permitted Capacity), until two years after the termination of the Employee’s employment for any reason, either (x) provide or offer or attempt to provide or offer, whether as an officer, director, employee, partner, consultant, shareholder, independent contractor or otherwise, investment advisory or investment management services to any Person anywhere in the world, or (y) become an officer, director, partner, owner, or employee of, or contractor with or consultant to, or invest in, any Person which provides services described in clause (x) or which acts as distribution agent for (or otherwise sells or markets the services of) any Person that provides the services described in clause (x), to the extent that an act described in this clause (y) relates to the business or activity of providing any of the services described in clause (x); provided, however, that this subsection 8(a) shall not prohibit the Employee from making an investment as a shareholder, partner or other owner, in a Person which provides services described in clause (x) so long as such investment is passive in nature and the Employee does not participate in any aspect of the management (including, without limitation, management of client funds or investments) of the business of such Person.

(b) Multi-Manager Alternative Strategies. The Employee shall not, directly or indirectly (except in a Permitted Capacity), until two years after the termination of the Employee’s employment for any reason, either (x) provide or offer, or attempt to provide or offer, whether as an officer, director, employee, partner, consultant, shareholder, independent contractor or otherwise, investment advisory or investment management services which are directly competitive with the types of services offered by the Employer or by any investment fund directly or indirectly managed by it, at any time during the four year period ending on the date of termination of the Employee’s employment, to any Person or (y) become an officer, director, partner, owner, or employee of, or contractor with or consultant to, or invest in, any Person which provides services described in clause (x), to the extent that an act described in this clause (y) relates to the business or activity of providing any of the services described in clause (x); provided, however, that this subsection 8(b) shall not prohibit the Employee from making an investment as a shareholder, partner or other owner, in a Person which provides services described in clause (x) so long as such investment is passive in nature and the Employee does not participate in any aspect of the management (including, without limitation, management of client funds or investments) of the business of such Person.

(c) Interference. The Employee shall not, directly or indirectly (except in a Permitted Capacity), until two years after the termination of the Employee’s employment for any reason, interfere with the relations of the Employer, or of any investment fund directly or indirectly managed by it, with any Person who, at any time during the four year period ending on the date of termination of the Employee’s employment, was (u) a Past Client, Present Client or Potential Client, (v) a fund or other Investment Product in which were invested any funds managed directly or indirectly by any Grosvenor Party, (w) a manager included in the GCM Group’s database of investment managers, (x) the manager, advisor, general partner or similar entity or Person of any Person described in clause (w) (a “Investment Product Manager”), (y) an officer, partner, director, manager or other Affiliate of any such Investment Product Manager (a “Manager of an Investment Product Manager”), or (z) a distribution agent or other Person acting on behalf of the Employer in selling or marketing the services of the Employer (“Marketing Agent”).

(d) Employment, Consulting or Other Business Relationship. The Employee shall not, directly or indirectly (except in a Permitted Capacity), until two years after the termination of the Employee’s employment for any reason, solicit, enter into, or propose to enter into any employment, consulting, investment management, investment advisory, or any other business relationship, or agreement, with any Past Client, Present Client, Potential Client, or Marketing Agent.

(e) No Employee Solicitation. The Employee shall not, directly or indirectly (except in a Permitted Capacity), until two years after the termination of the Employee’s employment for any reason, induce or attempt to induce any officer or employee of or consultant to the Employer or of any investment fund managed directly or indirectly by it (other than any current or former personal assistant to the Employee), to terminate his or her employment or consultancy with such entity.

(f) Hiring by Employee. The Employee shall not, directly or indirectly (except in a Permitted Capacity), until two years after the termination of the Employee’s employment for any reason, directly or indirectly hire or retain, or attempt to hire or retain, any Person described in subsection 8(e) (other than any current or former personal assistant to the Employee), who was such an employee or consultant at any time within the six (6) month period immediately preceding such termination.

(g) Time Limitation. During the two year period after the termination of employment, subsections 8(c) and 8(d) shall apply only to (i) Past Clients, Present Clients and Potential Clients who were such as of such termination, (ii) Investment Products in which funds were invested directly or indirectly by any Grosvenor Party or a manager of which was contained in the GCM Group’s database of investment managers at any time within two (2) years prior to such termination, and to Investment Product Managers and Managers of Investment Product Managers of such Investment Products, and (iii) Marketing Agents who acted in such capacity at any time within two (2) years prior to such termination.

(h) “Clients.” For purposes of subsections (c) and (d) of this §8, “Past Client” shall mean at any particular time, any Person who at any time within two years prior to such time has been but at such time is not, directly or indirectly, an advisee, investment advisory customer or client of (or a partner of or investor in any investment vehicle (other than a registered investment company) managed directly or indirectly by) a Grosvenor Party, or any consultant to such Person; “Present Client” shall mean at any particular time, any Person who is at such time, directly or indirectly, an advisee, investment advisory customer or client of (or a partner of or investor in any investment vehicle (other than a registered investment company) managed directly or indirectly by) a Grosvenor Party, or any consultant to such Person; and “Potential Client” shall mean at any particular time, any Person to whom a Grosvenor Party, any investment fund directly or indirectly managed by it, or any distribution agent or other Person acting on behalf of either, has within two years prior to such time, offered or solicited (by means of personal meeting, telephone call, or a letter or written proposal specifically directed to the particular Person) to serve as investment adviser or manager, or who has been offered or solicited to invest in any investment fund or other investment product directly or indirectly managed by a Grosvenor Party (other than a registered investment company), but who is not at such time, directly or indirectly, an advisee, investment advisory customer or client of (or a partner of or investor in any investment vehicle (other than a registered investment company) managed directly or indirectly by) a Grosvenor Party, or (y) any consultant to such Person.

(i) “Investment Product.” As used in this Agreement, “Investment Product” means (i) any investment entity or vehicle of a type commonly known as a “hedge fund,” a private equity fund, a fund of hedge funds, or a fund of private equity funds, or (ii) any other type of investment product which is, at the time of such investment, similar to an investment product managed or sponsored directly or indirectly by a Grosvenor Party (each such fund or product, an “Investment Product”).

(j) “Permitted Capacity.” As used in this Agreement, “Permitted Capacity” means and includes (x) the Employee acting in his capacity as an employee, officer, director or manager of or consultant to a Grosvenor Party, and (y) the Employee or any Affiliate of the Employee acting in his or its capacity of managing Grosvenor Holdings, L.L.C. or any of its successors (collectively “Holdings”), but only with respect to Holdings’ activities of directly or indirectly managing the business of the GCM Group.

(k) “Permitted Activities”; “Family Member.” Notwithstanding anything in §7 or this §8, the Employee shall be permitted to engage in Permitted Activities, whether prior to or following termination of his employment. As used in this Agreement, “Permitted Activities” means any business or investment activity to the extent it relates to the investment or management of assets held beneficially by (i) the Employee, (ii) one or more Family Members of the Employee, (iii) one or more members of Grosvenor Holdings, L.L.C. (other than any Person who hereafter becomes a member for the purpose of enabling the Employee to evade the restrictions contained in §7 and/or §8), (iv) one or more Family Members of such member, (v) one or more direct or indirect owners of any such member (other than any Person who hereafter becomes a direct or indirect owner of any such member for the purpose of enabling the Employee to evade the restrictions contained in §7 and/or §8), (vi) one or more Family Members of any such direct or indirect owner of such member, (vii) any charitable, tax-exempt, not-for-profit or governmental organization or body or (viii) any investment vehicle at least ninety percent (90%) of the equity of which is owned, directly or indirectly, by Persons described in clause (i), (ii), (iii), (iv), (v), (vi) or (vii). As used in this subsection, “Family Member” means (U) the Employee or such member of Grosvenor Holdings, L.L.C., and in the case of such member which is not a natural person, the direct and indirect owners of such member, (V) the spouse and descendants of such member or such owners or the Employee, (W) the grandparents of such member, such owners or the Employee, the grandparent’s descendants, and spouses of such descendants, (X) any trust created for the benefit of any one or more of the Persons described in clause (U), (V) or (W), and (Y) a partnership, corporation, limited liability company or other entity substantially all of the equity interests in which are held by one or more of the Persons described in clause (U), (V), (W) or (X). Acts described in subsections 8(c), 8(e) and 8(f) shall be prohibited (except in a Permitted Capacity) whether engaged in pursuant to Permitted Activities or otherwise; provided, however, that investment of funds pursuant to a Permitted Activity shall not be deemed to constitute interference prohibited by subsection 8(c).

(l) Compliance with Policies. The Employee shall comply with all applicable policies and procedures adopted from time to time by the Employer regarding engagement in Permitted Activities, including but not limited to any associated disclosure and reporting requirements, applicable code of ethics, Employer trading policies and prohibitions on transactions that would create a conflict of interest with Grosvenor Parties.

(m) No Disparagement. The Employee shall not at any time disparage any Grosvenor Party, any Affiliate, any officer or employee of any of the foregoing, or any member of Grosvenor Holdings, L.L.C., and the Employer, the Corporation and the Partnership shall not at any time disparage the Employee. Nothing in this subsection 8(m) shall prevent the Employee from testifying truthfully in any judicial proceeding, law enforcement matter, or government investigation or lawfully filing or the lawful filing or prosecution of any claim against any of the foregoing Persons in any judicial, arbitration, governmental, or other appropriate forum for adjudication of disputes.

(n) Cooperation. Both during and after the Employee’s employment, the Employee shall cooperate with the Employer and the GCM Group, as reasonably requested by the Employer in connection with the Employer’s or the GCM Group’s business, including but not limited to, any litigation, arbitration, or other dispute in which the Employer or the GCM Group has or may have an interest. The Employee shall also cooperate with the Employer or the GCM Group in connection with any investigation, review or hearing of any federal, state or local governmental authority that relates to events or occurrences that happened while the Employee was employed by the Employer. The Employee’s reasonable cooperation shall include, but not be limited to, being available to meet with the Employer’s counsel, acting as a witness on behalf of the Employer, and treating all communications with the Employer’s counsel as confidential. The Employee acknowledges that in any legal action, investigation, hearing or review covered by this §8(n), the Employer expects the Employee to provide only accurate and truthful information or testimony. The Employer will reimburse the Employee for all reasonable, necessary, and pre-approved out-of-pocket expenses incurred in fulfilling the Employee’s obligations under this §8(n), provided, that if Employer requests that the Employee cooperate for two or more consecutive days after the conclusion of the Post-Employment Period, the Employer will provide the Employee with a per diem payment of $1,500.00 for each full day of cooperation.

(o) Future Business Activities. If, at any time or times in the future, the Employer engages in business or activities in addition to or in lieu of its present activity, the provisions of this §8 shall apply to all such business and activities.

(p) Restrictions Reasonable. The Employee acknowledges and agrees that the restrictions and other provisions set forth above in this §8 are reasonable, in all respects, including without limitation duration, geographic reach, and scope of activities covered, and will not prevent the Employee from earning a living in his profession. Further, the Employee acknowledges that in agreeing to said restrictions, he has received and has relied upon the independent advice and counsel of attorneys selected by him. Accordingly, the Employee agrees to be bound by and to faithfully observe the restrictions and covenants set forth above in this §8, and further agrees that he will not do or attempt to do indirectly, through any other Person, or by any other manner, means, or artifice, anything which this §8 prohibits him from doing directly.

(q) Revision. The parties hereto expressly agree that in the event that any of the provisions, covenants, warranties or agreements in this §8 are held to be in any respect an unreasonable restriction upon the Employee or are otherwise invalid, for whatsoever cause, then the court so holding is hereby authorized to (i) reduce the territory to which said covenant, warranty or agreement pertains, the period of time in which said covenant, warranty or agreement operates or the scope of activity to which said covenant, warranty or agreement pertains or (ii) effect any other change to the extent necessary to render any of the restrictions contained in this Agreement enforceable.

(r) Notice of Immunity. The Employee acknowledges that the Employer has provided the Employee with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act of 2016: (i) the Employee shall not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of Confidential Information that is made in confidence to a U.S. federal, state or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; (ii) the Employee shall not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of Confidential Information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (iii) if the Employee files a lawsuit for retaliation by the Employer for reporting a suspected violation of law, the Employee may disclose the Confidential Information to the Employee’s attorney and use the Confidential Information in the court proceeding, if the Employee files any document containing the proprietary information under seal, and does not disclose the Confidential Information, except pursuant to court order. However, under no circumstance will the Employee be authorized to disclose any information covered by attorney-client privilege or attorney work product of the Employer without prior written consent of the Employer’s general counsel or other officer designated by the Employer. Notwithstanding anything to the contrary contained herein, no provision of this Agreement shall be interpreted so as to impede the Employee (or any other individual) from reporting possible violations of U.S. federal law or regulation to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, and any agency Inspector General of the U.S. government, or making other disclosures under the whistleblower provisions of U.S. federal law or regulation. The Employee does not need the prior authorization of the Employer to make any such reports or disclosures and the Employee shall not be not required to notify the Employer that such reports or disclosures have been made.

§9 ARBITRATION OF DISPUTES.

In the event of any dispute or claim relating to or arising out of this Agreement (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race or other discrimination), the Employee and the Employer agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association (“AAA”) in Chicago, Illinois in accordance with the AAA’s National Rules for the Resolution of Employment Disputes, provided, however, that this arbitration provision shall not apply to, and the Employer shall be free to seek, injunctive or other equitable relief with respect to any actual or threatened breach or violation by the Employee of his obligations under §§7 and 8 hereof in any court specified under subsection 11(j) hereof. The Employee acknowledges that by accepting this arbitration provision he is waiving any right to a jury trial in the event of a covered dispute. The arbitrator may, but is not required, to order that the prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in any arbitration arising out of this Agreement.

§10 INDEMNIFICATION.

(a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, the Employee and the Employee’s Group (the “Indemnified Party”) shall be indemnified and held harmless by the Employer and each of its respective direct and indirect consolidated subsidiaries or Affiliates from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed third-party claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, directly or indirectly, by reason of or arising from (A) the Employee’s actions or inactions with respect to the Employee’s duties under this Agreement, and (B) the Employee’s actions or inactions with respect to any limited partnership agreement or similar governing document of any Grosvenor Party, whether arising from acts or omissions to act as set forth in this subsection 10(a) occurring before or after the Effective Date; provided, that the Indemnified Party shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnified Party is seeking indemnification pursuant to this subsection 10(a), the Employee acted in bad faith or engaged in actual fraud or willful misconduct. For purposes of clarification, because a conveyance may be allegedly or actually void or voidable or deemed “fraudulent” pursuant to the provisions of Title 11 of the U.S. Code or any similar State or foreign statute, does not render the Employee’s conduct with respect to the conveyance non-indemnifiable, and the Indemnified Party will be entitled to indemnification with respect to such conveyances unless the Employee “acted in bad faith or engaged in actual fraud or willful misconduct” as provided for herein.

(b) To the fullest extent permitted by law, expenses (including reasonable legal fees and expenses) incurred by the Indemnified Party in appearing at, participating in or defending any indemnifiable claim, demand, action, suit or proceeding pursuant to subsection 10(a) shall be advanced by the Employer on a monthly basis prior to a final and non-appealable determination that the Indemnified Party is not entitled to be indemnified upon receipt by the Employer of an undertaking by or on behalf of the Indemnified Party to repay such amount if it ultimately shall be determined that the Indemnified Party is not entitled to be indemnified pursuant to this subsection 10(b). Notwithstanding the immediately preceding sentence, except as otherwise provided in subsection 10(i), the Employer shall be required to indemnify the Indemnified Party pursuant to the immediately preceding sentence in connection with any action, suit or proceeding (or part thereof) commenced by such Indemnified Party only if the commencement of such action, suit or proceeding (or part thereof) by the Indemnified Party was authorized by the Employer in its sole discretion.

(c) The indemnification provided by this Section 10 shall be in addition to any other rights to which the Indemnified Party may be entitled under any agreement, as a matter of law, in equity or otherwise, both as to actions in the Employee’s capacity as the Chairman and Chief Executive Officer of the Employer, and, with respect to periods after the Closing, of the Corporation and as to actions in any other Permitted Capacity, and shall continue as to the Indemnified Party if the Employee has ceased to serve in any such capacity.

(d) Any indemnification pursuant to this Section 10 shall be made only out of the assets of the Employer and/or its valid assignees. In no event may the Indemnified Party subject the members of the Employer to personal liability by reason of the indemnification provisions set forth in this Agreement.

(e) The Indemnified Party shall be denied indemnification in whole or in part under this Section 10 because such Indemnified Party had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(f) The provisions of this Section 10 are for the benefit of the Indemnified Parties and their respective heirs, successors, valid assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other persons.

(g) The Employee shall, in the performance of the Employee’s duties under this Agreement or otherwise to the GCM Group, be fully protected in relying in good faith upon the records of the Corporation, the Employer, their respective Affiliates and their respective direct or indirect subsidiaries and on such information, opinions, reports or statements presented to any of the foregoing by any of the respective officers, directors or employees, or committees of the board, or by any other Person as to matters that the Employee, as the case may be, reasonably believes are within such other Person’s professional or expert competence.

(h) No amendment, modification or repeal of this Section 10 or any provision hereof shall in any manner terminate, reduce or impair the right of the Indemnified Parties or any third party beneficiary to be indemnified by the Employer, nor the obligations of the Employer to indemnify the Indemnified Party or any third party beneficiary under and in accordance with the provisions of this Section 10 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or-in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(i) If a claim for indemnification (following the final disposition of the action, suit or proceeding for which indemnification is being sought) or advancement of expenses under this Section 10 is not paid in full within thirty (30) days after a written claim therefor by an Indemnified Party or any third party beneficiary has been received by the Employer, such Indemnified Party or such third party beneficiary, as the case may be, may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expenses of prosecuting such claim, including reasonable attorneys’ fees.

(j) As used in this Agreement, “Group” means with respect to the Employee, the Employee and (i) the Employee’s spouse, (ii) a lineal descendant of the Employee’s parents, the spouse of such descendant or a lineal descendant of any such spouse, (iii) a charitable institution solely controlled by the Employee and other members of his Group, (iv) a trustee of a trust (whether inter vivos or testamentary), all of the current beneficiaries and presumptive remaindermen of which are one or more of the Employee and Persons described in clauses (i) through (iii) of this definition, (v) a corporation, limited liability company or partnership, of which all or substantially all of the outstanding shares of capital stock or interests therein are owned by one of more of the Employee and Persons described in clauses (i) through (iv) of this definition provided, that the equity not owned by the Employee and Persons described in clauses (i) through (iv) of this definition is owned by current or former service providers of such corporation, limited liability company or partnership, (vi) an individual mandated under a qualified domestic relations order, or (vii) the executor, personal representative or administrator of the estate of such Employee or of the estate of any individual described in clauses (i), (ii) or (vi) above. For purposes of this definition, (x) “lineal descendants” shall not include individuals adopted after attaining the age of eighteen (18) years and such adopted individual’s descendants; and (y) “presumptive remaindermen” shall refer to those Persons entitled to a share of a trustee’s assets if it then to terminate.

(k) Liability of Indemnified Persons. Notwithstanding anything to the contrary herein, the Indemnified Party shall not be liable to the Grosvenor Parties or any other Persons who have acquired interests in the Grosvenor Parties’ securities, for any losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising as a result of any act or omission of the Employee, or for any breach of contract (including breach of this Agreement) or any breach of duties (including breach of fiduciary duties) whether arising hereunder, at law, in equity or otherwise, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Employee acted in bad faith or engaged in actual fraud or willful misconduct. For purposes of clarification, because a conveyance may be allegedly or actually void or voidable or deemed “fraudulent” pursuant to the provisions of Title 11 of the U.S. Code or any similar State or foreign statute does not render an employee’s conduct with respect to the conveyance non-indemnifiable, and the Indemnified Party will be entitled to indemnification with respect to such conveyances unless the Employee “acted in bad faith or engaged in actual fraud or willful misconduct” as provided for herein. Any amendment, modification or repeal of this Section 10 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of an Indemnified Party under this Section 10 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(l) Defense of Claim. With respect to any indemnifiable claim, demand, action, suit or proceeding hereunder: (i) the Employer shall be entitled to participate therein at its own expense; and (ii) the Employee shall be entitled to control the defense thereof, with counsel of the Employee’s choosing, which counsel may be the regular counsel to the Employer, the Partnership or the Corporation and may be counsel to other officers and directors of the Employer, the Partnership or the Corporation or any of their respective Affiliates. The fees and expenses of the counsel shall be borne by the Employer.

§11 SECTION 409A.

(a) To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A. Notwithstanding any provision of this Agreement to the contrary, if the Employer determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Employer shall work in good faith with the Employee to adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Employer determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, including without limitation, actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A; provided, that this subsection 11(a) shall not create an obligation on the part of the Employer to adopt any such amendment, policy or procedure or take any such other action, nor shall the Employer have any liability for failing to do so.

(b) Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. To the extent permitted under Section 409A, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A. Any payments subject to Section 409A that are subject to execution of a waiver and release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as termination of employment) occurs shall commence payment only in the calendar year in which the consideration period or, if applicable, release revocation period ends, as necessary to comply with Section 409A. All payments of nonqualified deferred compensation subject to Section 409A to be made upon a termination of employment under this Agreement may only be made upon the Employee’s “separation from service” from the Company (within the meaning of Section 409A, a “Separation from Service”).

(c) If, at the time of a Separation from Service of the Employee, the Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) (a “Specified Employee”), then any payments and benefits constituting Section 409A deferred compensation to be paid or provided upon the Separation from Service of the Employee shall be paid or provided commencing on the later of (i) the date that is six months after the date of such Separation from Service or, if earlier, the date of death of the Employee (in either case, the “Delayed Payment Date”), or (ii) the date or dates on which such Section 409A deferred compensation would otherwise be paid or provided. All such amounts that would, but for this subsection 11(c), become payable prior to the Delayed Payment Date shall be accumulated and paid on the Delayed Payment Date.

(d) To the extent that any payments or reimbursements provided to the Employee under this Agreement are deemed to constitute compensation to the Employee to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and the Employee’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

§12 GENERAL.

(a) Notices. All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid or sent by overnight courier, or sent by written telecommunication or telecopy, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified to the other party hereto in accordance with this subsection 12(a):

If to the Employer, to:

Grosvenor Capital Management, L.P.

900 North Michigan Avenue

Suite 1100

Chicago, Illinois 60611

Attention:          Michael J. Sacks

If to the Employee, to:

Michael J. Sacks

209 E. Lake Shore Drive

Apartment 11E

Chicago, Illinois 60611

Any such notice shall be effective only when received at such address.

(b) Equitable Remedies. The Employee acknowledges that violation of any of the provisions of §§7 and/or 8 of this Agreement could result in irreparable injury to the Employer, for which the Employer would have no adequate remedy at law. Accordingly, it is agreed that the Employer shall be entitled, in addition to any and all other remedies provided by law, to equitable relief with respect to any such violation, including without limitation specific performance and preliminary and permanent injunctive relief, with respect to any such violation, without the need to post any bond or other security, and the Employee shall not assert that the Employer will not suffer irreparable injury or that it has an adequate remedy at law or is otherwise not entitled to equitable relief in such circumstances.

(c) Severability and Modification. Each restriction which is separately stated in any section, subsection, paragraph, or clause of §§7 or 8 of this Agreement is independent of each other such restriction, and if any such restriction is held for any reason not to be capable of modification so as to cause it to be valid and enforceable, then the invalidity or unenforceability of such restriction shall not invalidate, affect, or impair in any way the validity and enforceability of any other such restriction.

(d) “Person.” For purposes of this Agreement, “Person” means and includes a natural person and any other person, entity, trust or fiduciary arrangement, partnership, corporation, limited liability company, group, or association, whether or not recognized by law as having a separate legal personality.

(e) Waivers. No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

(f) Counterparts. This Agreement may be executed in multiple counterparts, any of which may bear the signature of only one of the two parties, and each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(g) Assigns. This Agreement shall be binding upon and inure to the benefit of the heirs and successors of each of the parties hereto, except that the employment obligations of and restrictions upon the Employee shall not bind his heirs or successors. Neither this Agreement nor the obligations of any party hereunder shall be assignable or transferable by such party without the prior written consent of the other party hereto, except the Employer may assign its rights and obligations hereunder in connection with the sale of its entire business.

(h) Entire Agreement; Supercession. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof, and by amending and restating the Existing Employment Agreement, it supercedes, from and after the Effective Date, all other prior agreements and understandings relating to the subject matter hereof. This Agreement shall not be amended except by a written instrument hereafter signed by each of the parties hereto, and no waiver or release of a party’s rights hereunder shall be effective unless made in writing by the party whose rights are thereby waived or released.

(i) Governing Law. This Agreement and the rights of the parties hereunder will be interpreted in accordance with the laws of the State of Illinois and all rights and remedies will be governed by such laws without regard to principles of conflict of laws.

(j) Consent to Jurisdiction. Subject to §9 hereof, each party to this Agreement hereby irrevocably submits to the exclusive jurisdiction of any state or federal court sitting in Chicago, Illinois in any action or proceeding arising out of or relating to this Agreement, and each party hereby irrevocably agrees that all claims asserted in such action or proceeding shall be heard and determined in any such court. Each party further irrevocably waives any objection which such party may now or hereafter have to the venue of the state or federal court in Chicago having jurisdiction, and irrevocably agrees not to assert that such court is an inconvenient forum. The preceding shall not impair the right of any party to seek removal to federal court in Chicago of any action or proceeding commenced in a state court in Chicago nor the right of any party to seek the dismissal or remand to state court in Chicago for lack of federal subject matter jurisdiction of the federal court in Chicago.

(k) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

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[Signature page follows]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed as of the Effective Date

Grosvenor Capital Management, L.P. an Illinois limited partnership

By: GCM, L.L.C., its General Partner

By:	/s/ Michael J. Sacks
	Name:	Michael J. Sacks
	Title:	President of GCM, L.L.C.

GROSVENOR CAPITAL:

Grosvenor Capital Management Holdings, LLLP
an Illinois limited liability limited partnership

By:	/s/ Michael J. Sacks
	Name:	Michael J. Sacks
	Title:	Chairman and Chief Executive Officer of Grosvenor Capital Management Holdings, LLLP

Employee:

By:	/s/ Michael J. Sacks
	Name:	Michael J. Sacks
Title: